SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             Graphco Holdings Corp.
             (Exact name of registrant as specified in its charter)


                Delaware                                  75-2926438
    (State or other jurisdiction of                     (I.R.S. employer
     incorporation or organization)                   identification no.)


     321 Norristown Road, Suite 205,                          19002
           Ambler, Pennsylvania                            (Zip code)
(Address of principal executive offices)


                              Consulting Agreements
                            (Full title of the plan)

                            Frederick M. Mintz, Esq.
       Mintz & Fraade, P.C., 488 Madison Avenue, Suite 1100, NY, NY 10022
                     (Name and address of agent for service)

                                 (212) 486-2500
                     (Telephone number, including area code,
                              of agent for service)


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                    Proposed          Proposed
Title of                            maximum           maximum
securities         Amount           offering          aggregate     Amount of
  to be            to be            price             offering    registration
registered         registered       per share (1)     price           fee
----------         ----------       -------------     -----       ------------

Common Stock       334,687          $.16              $53,549.92     $6.78
par value $.001

--------------------------------------------------------------------------------

(1) Computed pursuant to Rule 457(c) of the Securities Act, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The registration fee has been calculated based upon the price for our common stock as reported by Over the Counter Bulletin Board on April 13, 2004.


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                                     PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

Pursuant to Rule 428(b)(1), the information required by Part is included in the documents sent or given to each Consultant.

                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(a) The Registrant's Form 10-KSB/A for the fiscal year ended December 31, 2002 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, the "Exchange Act"), as well as the Registrant's latest quarterly report on Form 10QSB for the fiscal quarter ended September 30, 2003.

(b)      All other reports which may be filed by the Registrant pursuant to
         Section 13 (a) or 15 (d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) immediately above.

(c) The description of the Registrant's common stock which is contained in any registration statement or amendment to any registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

(c) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purpose of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         n/a


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


Item 5.  Interests of Named Experts and Counsel

         The validity of the securities offered will be passed upon for the Company by the law firm of Mintz & Fraade, P.C., of New York, New York.

         The law firm of Mintz & Fraade, P.C. has rendered legal services for and on behalf of the Registrant. Mintz & Fraade, P.C. is located at 488 Madison Avenue, Suite 1100, New York, New York, 10022.

         The Company has issued to Frederick M. Mintz and Alan P. Fraade, members of Mintz & Fraade, P.C., an aggregate of 80,000 shares of the Company's Common Stock as partial payment for professional services to be rendered. Pursuant to an Option Agreement dated December 3, 2002, the Company has granted to Mintz & Fraade, P.C., the option to purchase an aggregate of 250,000 shares of the Company's Common Stock, at an exercise price of $.001 which option shall expire on December 31, 2007. Counsel has an option to purchase 475,000 shares of our Common Stock which were granted to Mintz & Fraade, P.C. pursuant to a Fee Agreement dated October 17, 2003, (the "Fee Agreement") which options expire on October 31, 2008 and are exercisable at a price of $.001. Pursuant to the Fee Agreement, commencing on October 17, 2003 and continuing through December 31, 2005, if the outstanding amount (the "Outstanding Amount"), which is the subject of the Fee Agreement has not been paid in full, Mintz & Fraade, P.C. shall have the right, at its option, by notifying the Company in writing at any time, to convert any portion of the Outstanding Amount and any expenses billed by Mintz & Fraade, P.C. and fees for services which Mintz & Fraade, P.C. renders to the Company after September 1, 2003, into shares of the Company's Common Stock at a price of $0.50 per share. As of December 31, 2003, the Company was indebted to Mintz & Fraade, P.C. in the aggregate amount of $633,892.93. It is contemplated that such amount will increase in the future. Assuming Mintz & Fraade, P.C. exercises its right to convert such outstanding amount into shares of our Common Stock, Mintz & Fraade, P.C. will own 1,267,785.86 shares of our Common Stock. In addition, pursuant to the Fee Agreement, the Company has agreed to pay to Mintz & Fraade, P.C. five (5%) percent of the Company's gross receipts from the aggregate of all equity and debt financings conducted by the Company until the Outstanding Amount is paid in full.

Item 6.  Indemnification of Directors and Officers

         As permitted by the Delaware General Corporation Law (the "Delaware Law"), Article "TENTH" of the Company's Certificate of Incorporation includes the following provision that eliminates the personal liability of its directors and officers to the Company or its stockholders:


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                  The Corporation shall indemnify any person who was, is or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Tenth is in effect.


Item 8.  Exhibits

Number            Description
------            -----------

5                 Opinion of Mintz & Fraade, P.C.

23.1              Consent of Mintz & Fraade, P.C.
                  (contained in its opinion filed as Exhibit 5)

23.2              Consent of J.H. Cohn LLP


Item 9.  Undertakings

(a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information about the plan not previously disclosed in the Registration Statement or any material change to any such information in the Registration Statement.


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


(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



         Consultants and Advisors

         The following consultant and advisor will be issued securities pursuant to this Registration Statement:


Name                             Number         Type of Services Provided
----                             ------         -------------------------
Joe Vela                         65,400         Consulting Services

Rodger Wichterman                60,900         Consulting Services

Seth Farbman                     20,000         Consulting Services

Shai Stern                       20,000         Consulting Services

Kevin Halter                     10,000         Consulting Services

Daniel McClory                   78,387         Consulting Services

Mark Step                        50,000         Consulting Services

Frederick M. Mintz               15,000        Legal Services

Alan P. Fraade                   15,000         Legal Services


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                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Newtown, State of Pennsylvania, on this 13th day of April, 2004.


                                           Graphco Holdings Corp.

                                           By: /s/ Cristian Ivanescu
                                               -------------------------------
                                               Cristian Ivanescu, Chairman


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Name                            Title                           Date
----                            -----                           ----

/s/Cristian Ivanescu
--------------------------                                      April 13, 2004
Cristian Ivanescu               Chairman


/s/ Edward Kramer               Secretary & Director            April 13, 2004
--------------------------
Edward Kramer


/s/ Ross Glatzer                Director                        April 13, 2004
--------------------------
Ross Glatzer


/s/ Ronald Stone                Director                        April 13, 2004
--------------------------
Ronald Stone


/s/ Ulf Lindgren                Director                        April 13, 2004
--------------------------
Ulf Lindgren


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

                             GRAPHCO HOLDINGS CORP.

                                    EXHIBITS

                                       TO

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                                INDEX TO EXHIBITS

Exhibit No.                Description
-----------                -----------

5                          Opinion of Mintz & Fraade, P.C.

23.1                       Consent of Mintz & Fraade, P.C.
                           (contained in its opinion filed as Exhibit 5)

23.2                       Consent of J.H. Cohn LLP



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